EXHIBIT 99.

LIONBRIDGE REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER

Updates Guidance to Reflect Weaker-Than-Expected Technology Customer Environment;

New Relationships with Rohm and Haas, Baxter and Beverly Enterprises Reflect Ongoing End

Market Diversification

WALTHAM, Mass. – October 07, 2004 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced preliminary financial results for the third quarter of 2004. Based on preliminary data, Lionbridge expects revenue of between $37.5 and $38.0 million for the third quarter. The Company expects net income of between $1.5 and $2.0 million for the third quarter, or approximately $0.03-$0.04 per share.

The Company has recently secured several new strategic programs with customers outside the technology sector including Rohm and Haas, Baxter, and Aventis-Sanofi. However, as a result of the weaker-than-expected spend environment within its largest end market, technology products, which has a particular impact on its VeriTest testing business, the Company is now revising downward its expectations for revenue and net income for the third quarter of 2004 and for FY2004.

For FY2004, the Company now expects revenue between $155.0 and $157.0 million. The Company expects adjusted net income for FY2004 of between $9.0 and $11.0 million or approximately $0.18-$0.22 per share. The adjusted net income estimate for 2004 excludes $1.9 million of restructuring expenses that the Company incurred in the first and second quarters of 2004. On a GAAP basis the Company expects net income of between $7.0 and $9.0 million for 2004.

“Despite our successful diversification of our customer base and service offerings, the extent and velocity of the decline in the technology products market that occurred in the latter part of the third quarter was greater than we expected, particularly within two of our large customers,” said Rory Cowan, CEO, Lionbridge. “We continue to ramp up our new customer programs and expand our relationships with customers outside the technology sector.”

As an example of this diversification, the company announced that it recently secured a new, three year, multi-million dollar global outsourcing relationship with Beverly Enterprises. Lionbridge has also grown its Google content globalization relationship into a multi-year, recurring program.

“Our recent wins, which include content-oriented activities for clients in a number of industry segments, combined with customer diversification and strong recurring revenue, give us confidence for 2005 and beyond,” continued Cowan. “If the technology sector strengthens, we are comfortable with our current 2005 revenue and earnings guidance. If the sector continues to remain sluggish, we would expect revenue to be in the $180-190 million range with corresponding impact on earnings.”

The expected adjusted net income amount for FY2004 referred to above is not determined in accordance with GAAP. Lionbridge management uses this non-GAAP measure in its analysis of the Company’s performance solely to provide information in a manner that management believes is most useful to investors - in this case, to highlight the exclusion of significant expenses that are unusual in nature.

The Company will host a conference call to discuss final Q3 earnings and expectations for future financial results on October 25th.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and testing services. Lionbridge combines global onshore, near-shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle - from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 19 solution centers in 9 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the decline of the technology sector, the diversification of the Company’s customer base and service offerings, customer demand, growth, and financial and operating performance for the current fiscal quarter and year, as well as subsequent periods. Those forward-looking statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that might cause such a difference include the success of Lionbridge’s continued diversification of its customer base; the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases to generate revenues, in particular with respect to technology clients; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; the impact of foreign currency fluctuations on its operating results and revenue growth; risks associated with management of growth; market acceptance of new service offerings; the failure to keep pace with the rapidly changing requirements of its clients; benefits realized from the acquisition of Lionbridge India; the ability to implement and realize cost efficiencies, the ability to recognize the benefits from offshore production capabilities and restructuring activities, and the timing and size of such restructuring activities; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its solutions or services; political, economic and business fluctuations in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results; and those risks discussed in Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004. The statements in this release are made as of the date of this release only, and Lionbridge disclaims any obligation to update the forward looking statements contained in this release in the event circumstances change or otherwise.

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